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                                                   EXHIBIT 5


                                   November 4, 1996


Carl L. Hall
Richard H. Haney
Golden W. Harper
Robert L. Mygrant
Richard D. Offenbacher
     As Voting Trustees under the
     Voting Trust Agreement relating
     to shares of Common Stock of
     Graybar Electric Company, Inc.

Dear Sirs:

          We refer (i) to the Voting Trust Agreement, to be dated as of April 1, 1997 (the "Voting Trust Agreement") and entered into by holders of shares of Common Stock of Graybar Electric Company, Inc. (the "Company"), the Company and you as voting trustees (the "Voting Trustees"), and (ii) to the Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended, being filed by the Voting Trustees with the Securities and Exchange Commission relating to voting trust certificates (the "Voting Trust Certificates") to be issued pursuant to the Voting Trust Agreement.

          We have examined the Voting Trust Agreement, the form of Voting Trust Certificates set forth in the Voting
Trust Agreement and the original or certified, photostatic or facsimile copies of such records and other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In such examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

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          Based upon our examination as described above and
subject to the assumptions and qualifications stated, and relying as to various questions of fact material to the opinion rendered herein on the representations in the documents that we have examined, we are of the opinion that the Voting Trust Agreement, when duly executed and delivered by one or more holders of shares of Common Stock of the Company, the Voting Trustees and the Company, will be a valid and legal agreement of the parties thereto under the laws of the State of New York, and that the Voting Trust Certificates, when issued in accordance with the provisions of the Voting Trust Agreement, will be validly and legally issued.

          We consent to the filing of this opinion as a exhibit to the Registration Statement and to the reference to our firm appearing under the caption "Legal Matters" in the Prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Commission.

                               Very truly yours,



                               WHITMAN BREED ABBOTT & MORGAN

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